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                                   Filed Pursuant to Rule 424(b)(3)
                                   of the Securities Act of 1933, as
                                   amended


                   NEW ENGLAND ELECTRIC SYSTEM
                     SUPPLEMENT TO PROSPECTUS
                       DATED MARCH 26, 1998

     This Prospectus Supplement relates to an aggregate of 267,592 Common Shares covered by this Prospectus (the "Shares"), which were issued on July 10, 1998 to PAL Energy Corporation ("PAL") in connection with the acquisition of substantially all of the assets of PAL (the "Assets") by the Company. The acquisition was effected by the Company's issuance of the Shares to NEES Energy, Inc. ("NEES Energy"), a wholly owned subsidiary of the Company, the transfer of the Shares by NEES Energy to AllEnergy Marketing Company, L. L. C. ("AllEnergy"), a Delaware limited liability company wholly owned by NEES Energy, and PAL's transfer of the Assets to AllEnergy in exchange for the Shares. The Company understands that PAL intends to distribute the Shares to Dean Williamson, David Williamson, and Larry Williamson, being all the stockholders of PAL (the "PAL Stockholders").

     The dollar amount of the Assets are not material to the financial condition or results of operations of the Company, and the 267,592 Common Shares issued in connection with the acquisition represent less than 1% of the Company's outstanding Common Shares. The 267,592 Common Shares may be offered by PAL or the PAL Stockholders from time to time as described under "OFFERED SECURITIES".

           The date of this Supplement is July 10, 1998